Exhibit 4.2

ICP SOLAR TECHNOLOGIES INC.
7075 Place Robert-Joncas
Montreal, Quebec
H4M 2Z2, Canada
(514)270-5770

NOTICE REPRICING
COMMON STOCK PURCHASE WARRANTS

To the holders of our common stock purchase warrants:

On February 14, 2008, the board of directors of ICP Solar Technologies Inc., authorized the repricing of the exercise price of the common stock purchase warrants described below to $0.50. This repricing of the common stock purchase warrants will apply to all of the warrants issued on May 18, 2007.

February 20, 2008

By ORDER OF THE BOARD OF DIRECTORS,

ICP SOLAR TECHNOLOGIES INC.
By: /s/ Sass Peress
       Sass Peress
       President and Chief Executive Officer